     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996

                                                REGISTRATION NO. 333-___________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              TIB FINANCIAL CORP.
            (Exact name of Registrant as specified in its charter)

             Florida                         6710                        65-0655973
 (State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)       Classification Code)          Identification No.)

                            99451 Overseas Highway
                           Key Largo, Florida  33037
                                (305) 451-4660
  (Address and telephone number of Registrant's principal executive offices)

          Edward V. Lett, President                         With a copy to:
             TIB Financial Corp.                        Stanley H. Pollock, Esq.
           99451 Overseas Highway                        Gilbert H. Davis, Esq.
          Key Largo, Florida  33037                         Holland & Knight
               (305) 451-4660                      Fifteenth Floor, Two Midtown Plaza
     (Name, address and telephone number              1360 Peachtree Street, N.E.
            of agent for service)                     Atlanta, Georgia 30309-3209

                      ___________________________________


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [X]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
         Title Of                                    Proposed Maximum         Proposed Maximum
      Securities To            Amount To Be           Offering Price             Aggregate              Amount of
      Be Registered             Registered          Per Security/(1)/       Offering Price/(1)/     Registration Fee
- ------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.10 par       1,765,616 shares         $12.08                $21,322,138                $7,352
 value per share
========================================================================================================================

/(1)/ Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) on the basis of an exchange ratio of one share of TIB Financial Corp. common stock for every one share of TIB Bank of the Keys common stock pursuant to the reorganization described in this Registration Statement.

                             PAGE 1 OF ____ PAGES

                          EXHIBIT INDEX ON PAGE ____

                              TIB FINANCIAL CORP.

                             Cross Reference Sheet

                                FORM S-4 ITEM                                   PROXY STATEMENT/PROSPECTUS HEADING

Item 1.   Forepart of Registration Statement and Outside Front        Facing Page; Cross Reference Sheet; Outside Front Cover
          Cover Page of Prospectus                                    Page

Item 2.   Inside Front and Outside Back Cover Pages of Prospectus     Table of Contents; Additional Information

Item 3.   Risk Factors, Ratio of Earnings to Fixed Charges and        Summary of the Proxy Statement/Prospectus; Trading Market;
          Other Information                                           Management; Principal Shareholders

Item 4.   Terms of the Transaction                                    Outside Front Cover Page; Summary of the Proxy
                                                                      Statement/Prospectus; The Proposed Reorganization; Effect of
                                                                      Reorganization on the Bank's Shareholders

Item 5.   Pro Forma Financial Information                             Not Applicable

Item 6.   Material Contracts with the Company Being Acquired          Not Applicable

Item 7.   Additional Information Required for Reoffering by Persons   Not Applicable
          and Parties Deemed to be Underwriters

Item 8.   Interests of Names Experts and Counsel                      Not Applicable

Item 9.   Disclosures of Commission Position on Indemnification for   Not Applicable
          Securities Act Liabilities

Item 10.  Information with Respect to S-3 Registrants                 Not Applicable

Item 11.  Incorporation of Certain Information by Reference           Not Applicable

Item 12.  Information with Respect to S-2 or S-3 Registrants          Not Applicable

Item 13.  Incorporation of Certain Information by Reference           Not Applicable

Item 14.  Information with Respect to Registrants other than S-2 or   Business of the Company; Description of Capital Stock; Not
          S-3 Registrants                                             Applicable in part

Item 15.  Information with Respect to S-3 Companies                   Not Applicable

Item 16.  Information with Respect to S-2 or S-3 Companies            Not Applicable

Item 17.  Information with Respect to Companies other than S-2 or     Summary of the Proxy Statement/Prospectus; Business of the
          S-3 Companies                                               Bank; Description of Capital Stock; Trading Market; Not
                                                                      Applicable in part

Item 18.  Information if Proxies, Consents or Authorizations are to   Summary of the Proxy Statement/Prospectus; The Proposed
          Solicited                                                   Reorganization; Recommendation of Board of Directors;
                                                                      Rights of Dissenting Shareholders; Management;
                                                                      Certain Transactions; Principal Shareholders

Item 19.  Information if Proxies, Consents or Authorizations are      Not Applicable
          not to be Solicited, or in an Exchange Offer

                             TIB BANK OF THE KEYS
                            99451 OVERSEAS HIGHWAY
                           KEY LARGO, FLORIDA 33037

                                 May 29, 1996

   Dear Shareholder:

       You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of TIB Bank of the Keys (the "Bank") to be held on Thursday, June 27, 1996 at 3:00 p.m. at the Sheraton Hotel, 97000 South Overseas Highway, Key Largo, Florida 33037.

       The purpose of the meeting is to consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement") whereby the Bank would become a wholly-owned subsidiary of TIB Financial Corp., a new Florida bank holding company (the "Company"). If the Bank's reorganization into a holding company structure is approved, each outstanding share of common stock of the Bank will be converted into and exchanged for one share of common stock of the Company, and the shareholders of the Bank will become shareholders of the Company. The Bank's business will be carried on as a wholly-owned subsidiary of the Company.

       The accompanying Proxy Statement/Prospectus includes a description of the terms and conditions of the Bank's proposed reorganization into a holding company structure, a description of the business and condition of the Bank and the Company, and certain other significant information, including the appraisal rights of any shareholders wishing to dissent from the reorganization transaction. A copy of the Merger Agreement is attached as Exhibit "A" to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus describes your rights as a shareholder of the Company, which will be different in certain respects from your rights as a shareholder of the Bank. You are urged to carefully review the terms of the Merger Agreement and the discussions contained in the Proxy Statement/Prospectus.

  THE BOARD OF DIRECTORS BELIEVES THAT THE BANK'S REORGANIZATION INTO A HOLDING COMPANY STRUCTURE AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS IS IN THE BEST INTEREST OF THE BANK AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR"
                                                                        ---
  APPROVAL OF THE MERGER AGREEMENT.

       The affirmative vote of holders of at least a majority of the outstanding shares of common stock of the Bank is required in order to approve the Merger Agreement. It is, therefore, extremely important that your shares be represented at the Special Meeting, whether or not you are personally able to attend. You are urged to complete, sign and return the accompanying form of proxy in the enclosed envelope as soon as possible.

  REGARDLESS OF WHETHER YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, PLEASE VOTE, SIGN AND MAIL THE ACCOMPANYING FORM OF ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE BEING TAKEN AT THE SPECIAL MEETING.

               Sincerely,                  Sincerely,



               W. Kenneth Meeks            Edward V. Lett
               Chairman                    President and Chief Executive Officer

                             TIB BANK OF THE KEYS
                            99451 OVERSEAS HIGHWAY
                           KEY LARGO, FLORIDA 33037

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 27, 1996

                                 May 29, 1996

            A Special Meeting of Shareholders (the "Special Meeting") of TIB Bank of the Keys (the "Bank") will be held on Thursday, June 27, 1996 at 3:00 p.m. at the Sheraton Hotel, 97000 South Overseas Highway, Key Largo, Florida 33037 for the following purposes:

            (1) To consider and vote upon the approval of a proposed Agreement and Plan of Merger (the "Merger Agreement") whereby the Bank would become a wholly-owned subsidiary of TIB Financial Corp., a new Florida bank holding company (the "Company"). If the Merger Agreement is approved, each outstanding share of common stock of the Bank will be converted into and exchanged for one share of common stock of the Company, and the shareholders of the Bank will become shareholders of the Company. The Merger Agreement provides that the Company will cause TIB Interim Corp. (In Organization), a new state-chartered interim financial institution that will be a wholly-owned subsidiary of the Company ("Interim"), to be merged into the Bank with the Bank surviving the Merger and continuing its business as a wholly-owned subsidiary of Company; and

            (2) To consider such other business as may properly come before the Special Meeting or any adjournments thereof.

            The affirmative vote of holders of at least a majority of the outstanding shares of common stock of the Bank is required in order to approve the Merger Agreement. If the Merger Agreement is approved, dissenting shareholders are entitled, pursuant to Section 658.44 of the Florida Banking Code to receive payment in cash for the shares of the Bank provided they comply with the provisions of Section 658.44, including the requirement that such shareholder must vote against approval of the Merger Agreement or deliver notice in writing to the Bank, at or prior to the Special Meeting, that the shareholder elects to dissent from the reorganization and receive cash for the value of the shares of the Bank held by them if the reorganization is consummated.

            The Board of Directors has set May 15, 1996 as the record date for the Special Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Special Meeting.

  REGARDLESS OF WHETHER A SHAREHOLDER EXPECTS TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, PLEASE VOTE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE BEING TAKEN AT THE SPECIAL MEETING.

                     By Order Of The Board Of Directors Of
                             TIB BANK OF THE KEYS



               W. Kenneth Meeks            Edward V. Lett
               Chairman                    President and Chief Executive Officer

                             TIB BANK OF THE KEYS
                            99451 OVERSEAS HIGHWAY
                           KEY LARGO, FLORIDA 33037


                          PROXY STATEMENT/PROSPECTUS
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD THURSDAY, JUNE 27, 1996

       This Proxy Statement/Prospectus constitutes the Proxy Statement of TIB Bank of the Keys (the "Bank") in connection with the solicitation by the Board of Directors of the Bank of proxies for use at a Special Meeting of Shareholders (the "Special Meeting") to be held on Thursday, June 27, 1996, and any adjournments thereof. This Proxy Statement/Prospectus is being mailed to the Bank's shareholders of record as of the close of business on May 15, 1996 who are entitled to receive notice of and to vote at the Special Meeting.

       The Special Meeting has been called by the Board of Directors of the Bank in order for the Bank's shareholders to consider and vote upon approval of an Agreement and Plan of Merger (the "Merger Agreement") providing for a reorganization whereby the Bank would become a wholly-owned subsidiary of TIB Financial Corp., a new Florida bank holding company (the "Company"). If the Bank's reorganization into a holding company structure is approved, each outstanding share of common stock of the Bank will be converted into and exchanged for one share of common stock of the Company, and the shareholders of the Bank will become shareholders of the Company. The Merger Agreement provides that the Company will cause its wholly-owned subsidiary, TIB Interim Corp. (In Organization), a new state-chartered interim financial institution that will be a wholly-owned subsidiary of the Company ("Interim"), to be merged with and into the Bank, with the Bank surviving the merger and continuing its business as a wholly-owned subsidiary of the Company. A copy of the Merger Agreement is attached as Exhibit "A" to this Proxy Statement/Prospectus.

       This Proxy Statement/Prospectus also constitutes the Prospectus of the Company under the Securities Act of 1933, as amended, with respect to the issuance of up to 1,765,616 shares of common stock of the Company to shareholders of the Bank in exchange for an equal number of shares of common stock of the Bank upon consummation of the Bank's reorganization into a holding company structure pursuant to the Merger Agreement.

       The executive offices of the Bank and the Company are located at 99451 Overseas Highway, Key Largo, Florida 33037 and the telephone number is (305) 451-4660.

       The date of this Proxy Statement/Prospectus is May 29, 1996.

                            ______________________

  THE COMMON STOCK OF THE COMPANY ISSUABLE IN CONNECTION WITH THE PROPOSED REORGANIZATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
  SUMMARY OF THE PROXY STATEMENT/PROSPECTUS.................................  1
  RECOMMENDATION OF BOARD OF DIRECTORS......................................  4
  THE PROPOSED REORGANIZATION...............................................  4
  EFFECT OF THE REORGANIZATION ON THE BANK'S SHAREHOLDERS...................  6
  RIGHTS OF DISSENTING SHAREHOLDERS......................................... 10
  FEDERAL INCOME TAX CONSEQUENCES........................................... 11
  TRADING MARKET............................................................ 13
  UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET.................. 13
  BUSINESS OF BANK.......................................................... 15
  BUSINESS OF COMPANY....................................................... 16
  SUPERVISION AND REGULATION................................................ 16
  MANAGEMENT................................................................ 19
  CERTAIN TRANSACTIONS...................................................... 25
  PRINCIPAL SHAREHOLDERS.................................................... 25
  DESCRIPTION OF CAPITAL STOCK.............................................. 26
  LEGAL MATTERS............................................................. 27
  FINANCIAL STATEMENTS...................................................... 27
  OTHER MATTERS............................................................. 28
  ADDITIONAL INFORMATION.................................................... 28
  EXHIBIT "A" - AGREEMENT AND PLAN OF MERGER................................A-1

            Attachment  A  - Branch Locations...............................B-1

            Attachment  B  - Rights of Dissenting Shareholders..............C-1

  REVOCABLE PROXY FORM

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

       THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION WITH RESPECT TO THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING OF SHAREHOLDERS OF THE BANK. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE EXHIBITS HERETO, TO WHICH REFERENCE IS MADE FOR A COMPLETE STATEMENT OF THE MATTERS DISCUSSED BELOW.

  SPECIAL MEETING OF SHAREHOLDERS

       The Special Meeting of Shareholders (the "Special Meeting") of TIB Bank of the Keys (the "Bank") will be held at the Sheraton Hotel, Overseas Highway, Key Largo, Florida 33037 on Thursday, June 27, 1996 at 3:00 p.m. Shareholders of record at the close of business on May 15, 1996 are entitled to receive notice of and to vote at the Special Meeting. The Bank is a publicly-owned financial institution with approximately 460 shareholders of record.

  PURPOSE OF THE SPECIAL MEETING

       The Special Meeting has been called by the Board of Directors of the Bank to consider and vote upon approval of an Agreement and Plan of Merger (the "Merger Agreement") providing for a reorganization whereby the Bank would become a wholly-owned subsidiary of TIB Financial Corp., a new Florida corporation (the "Company"). If the Merger Agreement is approved, and the proposed reorganization completed, each outstanding share of common stock of the Bank will be converted into and exchanged for one share of common stock of the Company, and the shareholders of the Bank will become shareholders of the Company. The Bank's business will then be carried on as a wholly-owned subsidiary of the Company. The first annual meeting of the Company's shareholders at which directors are elected will be held in 1997. See "The Proposed Reorganization."

  THE BANK

       The Bank is a state-chartered commercial bank headquartered in Key Largo, Florida. The Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is not a member of the Federal Reserve System. The Bank opened for business in 1974.

       The primary business of the Bank is attracting deposits from the public and using such deposits to make real estate, business and consumer loans. As of March 31, 1996, the Bank had total assets of approximately $230.1 million, total deposits of approximately $206.0 million, and shareholders' equity of approximately $21.3 million. The Bank's business is conducted at its main banking office at 99451 Overseas Highway, Key Largo, Florida 33037, where its principal executive offices are located, and at its branch offices at the following addresses: 10330 Overseas Highway, Key Largo, Florida; 91980 Overseas Highway, Tavernier, Florida; 80900 Overseas Highway, Tavernier, Florida; 11401 Overseas Highway, Marathon Shores, Florida; 2315 Overseas Highway, Marathon, Florida; Mile Marker 30.4, Big Pine Key, Florida; 330 Whitehead Street, Key West, Florida; and 3322 N. Roosevelt Boulevard, Key West, Florida. See "Business of the Bank".

  BANK HOLDING COMPANY

       TIB Financial Corp. is a new Florida corporation organized in February 1996 to serve as a holding company for the Bank. Upon consummation of the proposed reorganization, the Company's primary asset will be 100% of the outstanding common stock of the Bank. The Company was organized at the direction of the Bank's Board of Directors for the purpose of effecting the proposed reorganization transaction with the Bank and has not engaged in any active business operations. The Company is in the process of forming TIB Interim Corp. (In Organization) ("Interim") as its wholly-owned subsidiary for the purpose of effecting the reorganization with the Bank. Interim has not yet been formed or engaged in any active business operations. If the reorganization is approved, the Company will cause Interim to be merged into the Bank and thereafter Interim will cease to exist as a separate entity. See "Business of the Company."

  PROPOSED REORGANIZATION

       If the Bank's proposed reorganization into a holding company structure is approved, the Company will acquire 100% of the outstanding common stock of the Bank through a corporate transaction in which Interim merges into the Bank with the Bank as the surviving entity. Upon consummation of the merger, each outstanding share of common stock of the Bank will be converted into and exchanged for one share of common stock of the Company, and the shareholders of the Bank will become shareholders of the Company. The Bank's business will be carried on as a wholly-owned subsidiary of the Company. See "The Proposed Reorganization."

  REASONS FOR THE PROPOSED REORGANIZATION

       The Board of Directors of the Bank believes the proposed reorganization to be in the best interest of the Bank and its shareholders as it will better facilitate the Bank's ability to serve its customers' needs for financial services. The holding company structure will provide the Bank with greater flexibility than the Bank would otherwise possess. Through the holding company, the Bank will be able to expand and diversify its business into other permitted banking and non-banking activities, either through newly formed subsidiaries or through acquisitions. While management has no present plans to engage actively in any other business activities, management will study the feasibility of establishing and acquiring subsidiaries to engage in other banking and non-banking activities to the extent permitted by law. The holding company structure will provide the Company with an alternative means for raising additional capital. The Company may raise capital by borrowing funds, rather than selling equity capital, which funds can be contributed to the capital of the Bank or to other subsidiaries. The Company, as a bank holding company, would be permitted to acquire other bank holding companies or, subject to certain restrictions, other financial institutions.

  EFFECT OF THE REORGANIZATION

       If the Merger Agreement is approved and the proposed reorganization is consummated, the Bank will continue to operate as a state-chartered commercial bank and will engage in substantially the same business and activities in which the Bank is presently engaged. The directors of the Bank and the Company will be the same. Moreover, the directors do not anticipate any changes in the officers of the Bank following the reorganization. The Company will be operated as a bank holding company within the meaning of the federal Bank Holding Company Act of 1956. The Company will be authorized to engage in any activity permitted by law to a business corporation, subject to applicable federal and state regulatory restrictions on the activities of bank holding companies.

       With respect to the shareholders of the Bank, there are significant differences between the rights of a shareholder in the Bank and the rights of a shareholder in the Company. See "The Proposed Reorganization" and "Effect of the Reorganization on the Bank's Shareholders".

  VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

       The affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Bank is required in order to approve the Agreement. In addition, consummation of the reorganization is subject to the satisfaction of certain other conditions, including the approval of various federal and state regulatory authorities. Moreover, if the Board of Directors of the Bank deems it appropriate to do so, it has the right to terminate the Merger Agreement, even after shareholder approval. See "The Proposed

  Reorganization."

  RIGHTS OF DISSENTING SHAREHOLDERS

       A shareholder has the right to dissent from the Merger Agreement. If the Merger Agreement is approved, under the provisions of Section 658.44 of the Florida Banking Code any shareholder of record who votes against the Merger at the meeting at which the Merger Agreement is approved or advises the Bank in writing at or prior to such meeting that he dissents from the reorganization, shall be entitled to be paid the fair value of his shares. On or promptly after the effective date of the merger, the Bank may fix an amount that it considers to be not more than the fair market value of the shares as of the time of the merger. If the Bank does not establish such a fair value or such value is not acceptable to the dissenting shareholder, appraisers will be selected by the Bank and the dissenting shareholder to establish the fair cash value. Failure to follow the procedures set forth in Section 658.44 will waive the shareholder's rights of appraisal under this section of the law. A complete copy of the statute relating to the perfection of a dissenting shareholder's rights is attached as Attachment B to Exhibit "A" to this Proxy Statement/Prospectus and shareholders are encouraged to read the requirements contained therein, which requirements must be met prior to the shareholder being entitled to be paid the fair value of his shares. See "Rights of Dissenting Shareholders."

  FEDERAL INCOME TAX CONSEQUENCES

       Consummation of the reorganization is subject to, among other matters, receipt of an opinion from Holland & Knight, special counsel to the Company and the Bank, to the effect, that (i) under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the reorganization will constitute a tax-free transaction, (ii) no gain or loss will be recognized by the shareholders of the Bank upon conversion of their common stock of the Bank into common stock of the Company pursuant to the Merger Agreement, and (iii) cash received by shareholders of the Bank exercising their dissenters' rights will be treated as amounts distributed in redemption of their common stock of the Bank subject to and taxable under the provisions of Code Section 302 as either ordinary income or capital gain or loss, depending upon the circumstances of the individual shareholder.


                     RECOMMENDATION OF BOARD OF DIRECTORS

       THE BOARD OF DIRECTORS OF THE BANK BELIEVES THAT THE PROPOSED REORGANIZATION IS IN THE BEST INTEREST OF THE BANK AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE
                                         ---
  MERGER AGREEMENT.


                          THE PROPOSED REORGANIZATION

       THE FOLLOWING DISCUSSION INCLUDES SUMMARIES OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS DISCUSSION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT ATTACHED AS EXHIBIT "A" TO THIS PROXY STATEMENT/PROSPECTUS.

  THE MERGER AGREEMENT

       The Boards of Directors of the Bank, the Company and Interim, by unanimous votes of all directors present at their respective meetings, have approved and authorized the execution of the Merger Agreement. The Merger Agreement sets forth the terms of the proposed reorganization and contains (i) conditions to each party's obligations to consummate the reorganization, (ii) representations and warranties of the parties, (iii) procedures which must be followed to consummate the reorganization, and (iv) certain covenants of each of the parties to the Merger Agreement.

TERMS OF REORGANIZATION

     The Bank's proposed reorganization into a holding company structure would be accomplished by the Holding Company causing Interim to be merged into the Bank, with the Bank to survive that merger and to continue its business thereafter as a wholly-owned subsidiary of the Holding Company. At the time the reorganization is consummated, each outstanding share of common stock of the Bank will be converted into and exchanged for one share of common stock of the Holding Company, and the shareholders of the Bank will become shareholders of the Holding Company. Following consummation of the reorganization, certificates representing shares of common stock of the Bank will automatically be deemed to represent shares of common stock of the Holding Company, and each shareholder may exchange his stock certificates representing shares of common stock of the Bank for stock certificates representing an equal number of shares of common stock of the Holding Company. On the basis of the number of shares of common stock of the Bank which were outstanding on the date of record, and assuming no dissenting shareholders or exercises of outstanding stock options, the Holding Company will issue 1,426,288 shares of its common stock to the shareholders of the Bank pursuant to the Merger Agreement, all of which will be owned by the former shareholders of the Bank.

REASONS FOR THE REORGANIZATION

     The Board of Directors of the Bank believes the proposed reorganization to be in the best interest of the Bank and its shareholders. The Board of Directors believes that the holding company structure will better facilitate the Bank's ability to serve its customers' needs for financial services. The holding company structure will also provide greater flexibility than the Bank would otherwise possess. Through the holding company, the Bank will be able to expand and to diversify its business into other permitted banking and non-banking activities, either through newly formed subsidiaries or through acquisitions. The holding company structure will also enable the Holding Company to provide banking related services that are in addition to the traditional services that a commercial bank may provide under present law. While management has no present plans to engage actively in any other business activities, management will study the feasibility of establishing and acquiring subsidiaries to engage in other banking and non-banking business activities to the extent permitted by law.

     In addition to possible expansion into non-banking activities, Florida law presently restricts the ability of a state-chartered bank to borrow money or issue other obligation to evidence such borrowing. This restriction limits the ability of the Bank to raise additional capital which may be needed. The holding company structure will provide the Holding Company with an alternative means for raising such additional capital. The Holding Company may raise capital by borrowing funds, rather than selling equity capital, which funds can be contributed to the capital of the Bank or to other subsidiaries. Furthermore, Florida law places certain restrictions on the Bank's ability to repurchase its own shares, while the Holding Company, as a bank holding company, would be permitted, under certain conditions, to repurchase its own shares of common stock.

     The Holding Company, as a bank holding company, would be permitted to acquire other bank holding companies or, subject to certain restrictions, other financial institutions.

CONDITIONS TO THE REORGANIZATION

     The consummation of the reorganization is subject to: (i) the approval of the Agreement by holders of at least a majority of the outstanding shares of common stock of the Bank; (ii) the approval of the reorganization by the Florida Department of Banking and Finance, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the United States Department of Justice; and (iii) the effectiveness of a Registration Statement filed with the Securities and Exchange Commission relating to the shares of common stock of the Holding Company issuable to the shareholders of the Bank. The Merger Agreement has already been approved by the Boards of Directors of the Bank, the Holding Company and Interim. The Merger Agreement provides that the reorganization will be consummated as soon as practical after all conditions have been satisfied.

     The Merger Agreement provides broad flexibility to the Board of Directors of the Bank to terminate the Merger Agreement prior to consummation, either before or after a vote of the Bank's shareholders, should it appear in the best interest of the Bank to terminate the Merger Agreement.

STOCK CERTIFICATES

     Upon and after consummation of the reorganization, Bank share certificates will automatically instead represent a like number of shares of common stock of the Holding Company. No exchange of certificates will be required. Upon the surrender of any Bank share certificate which prior to the reorganization represented shares of common stock of the Bank, the holder thereof (or the shareholder's transferee) will be entitled to receive a Holding Company share certificate for a like number of shares of Holding Company common stock.

SHAREHOLDER APPROVAL

     The affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Bank entitled to vote at the Special Meeting is required for approval of the Merger Agreement. As of May 15, 1996 the record date set by the Board of Directors for determination of shareholders entitled to notice of and to vote at the Special Meeting, the Bank had 1,426,288 shares of common stock outstanding.

ACCOUNTING TREATMENT

     The Bank's reorganization into a holding company structure will be accounted for on a historical cost basis in accordance with generally accepted accounting principles and, accordingly, the financial statements of the Holding Company and the Bank will be combined for all prior years, and any amounts paid for dissenters' shares will be treated as a reduction of shareholders' equity.


            EFFECT OF THE REORGANIZATION ON THE BANK'S SHAREHOLDERS

     If the reorganization is consummated, the shareholders of the Bank would become shareholders of the Holding Company and would maintain their current proportionate interest, except as may be effected by any dissenting shareholders. Thereafter, the rights and privileges of the shareholders of the Holding Company will be governed primarily by the provisions of the Florida Business Corporation Act rather than by the Florida Banking Code, which governs the rights of shareholders of a state-chartered bank. The following material includes summaries of certain of such differences.

BUSINESS COMBINATIONS

     The Holding Company's Articles of Incorporation do not "opt out" of the antitakeover provisions of Sections 607.901 and 607.902 of the Florida Business Corporation Act, which will apply to certain attempted acquisitions of the Holding Company by an "interested shareholder."

     Under Section 607.901, acquisition activities with "interested shareholders" (i.e., those with greater than 10% ownership interest) are subject to a supermajority/fair price provision. This provision increases to 66-2/3% of the disinterested shareholders (from a mere majority of all shareholders) the vote required to approve certain transactions with interested shareholders. These provisions, however, do not apply (i) in the event the transaction has been approved by a majority of directors who are not affiliated with the interested shareholder; (ii) if the company has had less than 300 shareholders during the last 3 years; (iii) if the interested shareholder has been the beneficial owner of 80% of the company's outstanding shares for at least 5 years; (iv) if the interested shareholder is the beneficial owner of at least 90% of the outstanding shares of the company, exclusive of shares acquired from the company, unless such acquisition has been approved by disinterested directors; or (v) the amount to be paid to the shareholders is a "fair price," meaning that the highest price paid by the interested shareholder to purchase shares of the target in the last two years must be maintained for additional purchases.

     Section 607.902 embodies a "control share acquisition statute" which places certain procedural restrictions upon the acquisition of ranges of voting power of the Holding Company (20% to 33-1/3%, 33-1/3% to 50% and greater than 50%). The statute provides that the proposed share buyer may give a notice to the Holding Company before or after such an acquisition has occurred and can request that a shareholders meeting be held to consider the proposed acquisition if the acquiring person agrees to pay the company expenses in regard to the meeting. Unless the buyer agrees otherwise, the meeting is to be held within 50 days after receipt of the notice by the company. A notice to the shareholders of the company is to be sent and shall include: (I) a copy of the acquiring persons statement delivered by the proposed buyer; (ii) a statement by the board of directors of its position or recommendation or that it is making no recommendation with respect to the proposed acquisition; and (iii) a statement that the shareholders are or may be entitled to assert dissenters rights in regard to the proposed transaction. If the company's Articles of Incorporation or Bylaws contain a provision to the effect that the shares so purchased are subject to redemption by the company (which the Holding Company's currently do not), the company may redeem such shares where no acquiring person statement was filed for a period of up to 60 days after the last such acquisition at their "fair value." The effect of this section is to make such control share acquisition more difficult to complete without the prior approval and support of the Board of Directors and shareholders of the Holding Company.

     These sections may have the effect of protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board and management. As a result, shareholders may not have the opportunity to sell some or all of their shares in such a takeover attempt. In addition, these provisions could affect the price of the Holding Company's common shares by making it less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt oy also deter an interested shareholder from proceeding with a second step business combination unless approved by the Board of Directors, especially if the market price of the Holding Company shares had declined from the highest price paid by the interested shareholder in acquiring shares of such class. Furthermore, unless the Board of Directors approves a business combination, these provisions would give the holder of a minority of the total outstanding shares a veto power over a business combination with an interested shareholder notwithstanding that the other stockholders, including the interested shareholder, may believe the business combination to be desirable or beneficial.

COMPARISON OF VOTING AND OTHER RIGHTS

     Voting by the shareholders of both the Bank and the Holding Company is on the basis of one vote for each share, without any cumulative voting rights. The Bylaws of the Bank provide for the annual election of the directors by the shareholders for the ensuing year. The Articles of Incorporation of the Holding Company provide for the division of directors into three classes, with members of each class serving three-year terms and the shareholders electing one class annually. The classification of the directors of the Holding Company has the effect of making it more difficult for shareholders to effect an immediate change in the composition of a majority of the Board of Directors.

     The Bylaws of the Bank provide for the removal of any director, with or without cause, upon the vote of a majority of the outstanding shares of capital stock of the Bank. The Articles of Incorporation of the Holding Company provide that a director may be removed from office at any time, only for cause, by the vote of the holders of at least 67% of the outstanding shares of capital stock of the Holding Company, unless the removal has been approved by a resolution adopted by at least 67% of the directors then in office, in which event the removal need only be approved by vote of holders of a majority of the voting power of the then outstanding shares of capital stock of the Holding Company.

     The Bylaws of the Bank provide that special meetings of shareholders may be called at any time by the Board of Directors or by any three or more shareholders owning in the aggregate more than twenty-five percent (25%) of the capital stock of the Bank. The Articles of Incorporation of the Holding Company provide that special meetings of shareholders may be called at any time by the Chairman of the Board or the President or by a majority of the directors then in office or by 67% of the then outstanding shares of stock of the Holding Company.

     The Bylaws of the Bank do not provide that the shareholders of the Bank may take action by written consent in lieu of taking such action at an annual or special meeting of shareholders called for that purpose. The Articles of Incorporation of the Holding Company provide that shareholders of the Holding Company shall not be entitled to take any action by written consent in lieu of taking such action at an annual or special meeting of shareholders called for that purpose.

AMENDMENT OF ARTICLES OF INCORPORATION

     The Bank's Articles of Incorporation may be amended by the affirmative vote of a majority of the outstanding voting stock of the Bank. The Articles of Incorporation of the Holding Company provide that certain articles may be amended by the vote of holders of at least 67% of the voting power of the outstanding shares of capital stock; provided, however, that such 67% voting requirement shall not be applicable if the board of directors of the Holding Company shall approve such action by resolution adopted by at least 67% of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Holding Company is required to approve such action. Other provisions of the Articles of Incorporation require approval by a majority of the outstanding voting stock of the Holding Company for any amendment thereof.

AMENDMENT OF BYLAWS

     The Bylaws of the Bank may be amended by a majority vote of the Bank's Board of Directors or by a majority vote of the holders of the outstanding shares of the Bank. The Holding Company's Articles of Incorporation provide that the Board of Directors is authorized to amend or repeal the Bylaws of the Holding Company by a majority of the directors then in office, subject to the power of the holders of the capital stock of the Holding Company to amend or repeal the Bylaws upon the affirmative vote of holders of at least 67% of the voting power of the outstanding shares of capital stock.

SHARE PURCHASES

     Pursuant to the provisions of the Florida Business Corporation Act and the federal Bank Holding Company Act of 1956 and Federal Reserve Board Regulation Y, the Holding Company will have the right to purchase its own shares subject to certain prescribed financial tests. Under the Florida Banking Code, the Bank is limited in its ability to purchase its outstanding shares from its shareholders.

PAYMENT OF DIVIDENDS

     The Holding Company will be permitted to pay dividends on its outstanding capital stock at such time and in such amounts as the Board of Directors deems advisable, subject only to restrictions contained in the Florida Business Corporation Act and subject to the amount of dividends which may be declared by its subsidiary, the Bank. The Board of Directors of the Bank, however, is limited in its ability to pay cash dividends on the outstanding capital stock of the Bank. In general, the Bank may not declare a dividend without the approval of the Florida Department of Banking and Finance if the total of the dividends declared by the Bank in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years. Notwithstanding the proposed reorganization, the Bank will be governed by the aforementioned restrictions with regard to the payment of dividends to the Holding Company which, in turn, may serve as a limitation on any future dividend payments by the Holding Company to its shareholders.

NO PREEMPTIVE RIGHTS

     Shareholders of the Bank do not have preemptive rights. Also, shareholders of the Holding Company do not have preemptive rights. This permits the Board of Directors of the Holding Company to utilize and issue the authorized and unissued shares of the Holding Company's stock as it determines to be in the best interests of the Holding Company and its shareholders. Since the Board of Directors could issue shares of the Holding Company's stock to raise additional capital and for other proper corporate purposes, this difference could result in dilution of a shareholder's interest in the Holding Company. Any issuance of shares, however, would have to be approved by the Board of Directors of the Holding Company.

CERTAIN RESTRICTIONS ON TRANSFER OF STOCK

     The common stock of the Holding Company to be issued to shareholders of the Bank pursuant to this Proxy Statement/Prospectus is freely transferable, except for shares issued to persons who are deemed "control persons" or "affiliates" of the issuer, as described below.

     Each person who controls, or who is a member of the group which controls, or who is under common control with the Bank at the time the Merger Agreement is submitted to a vote of the shareholders of the Bank may, in connection with any subsequent sale or other distribution of the common stock of the Holding Company received pursuant to the reorganization, be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"), unless such securities are sold in accordance with Rule 145 promulgated under the Securities Act. Directors and executive officers of the Bank are deemed to be control persons in accordance with Rule 145. However, such persons will not be deemed underwriters of the common stock of the Holding Company acquired in the reorganization if the securities are resold in accordance with certain specified provisions of Rule 144 promulgated under the Securities Act.

     Rule 144 provides that in order for securities to be sold in accordance with the Rule there must be available adequate public information with respect to the issuer of such securities. This public information will be deemed available if the issuer has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and has been subject to the reporting requirements of Section 12 of the Exchange Act for a period of at least 90 days immediately preceding the sale of such securities and has filed all the reports required to be filed thereunder during the 12 months preceding the sale. Adequate public information with respect to the issuer of the securities will also be deemed available if the issuer has securities registered pursuant to the Securities Act, has been subject to the reporting requirements of Section 15(d) of the Exchange Act for a period of at least 90 days immediately preceding the sale of securities and has filed all reports required to be filed thereunder during the 12 months preceding such sale. The Holding Company will not be subject to the reporting requirements of Section 15(d) of the Exchange Act upon consummation of the reorganization.

     Rule 144 also provides that any person who controls, or who is a member of a group which controls, or is under common control with the issuer cannot sell, within any 3 month period, restricted or other securities of the same class in an aggregate amount greater than (I) 1% of the shares of that class outstanding or (ii) the average weekly reported trading volume of the securities during the four calendar weeks immediately preceding the sale. The securities sold in accordance with Rule 144 must also be sold in broker's transactions executed upon a customer's order on an exchange or in the over-the-counter market, or in transactions directly with a market maker. The owner of the securities must not solicit orders to buy the securities, or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities. If the amount of any securities sold pursuant to Rule 144 during any 3 month period exceeds 500 shares or has an aggregate sales price in excess of $10,000, three copies of the notice of sale on Form 144 must be filed with the Securities and Exchange Commission.

THIS PROXY STATEMENT/PROSPECTUS, WHICH ALSO SERVES AS A PROSPECTUS WITH RESPECT TO THE SHARES OF COMMON STOCK OF THE HOLDING COMPANY ISSUABLE IN THE REORGANIZATION, DOES NOT RELATE TO ANY RESALES OF THE COMMON STOCK OF THE COMPANY RECEIVED BY SHAREHOLDERS PURSUANT TO THE REORGANIZATION, AND NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.


                       RIGHTS OF DISSENTING SHAREHOLDERS

     THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN STATUTORY PROVISIONS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COPY OF THE COMPLETE TEXT OF SECTION 658.44 OF THE FLORIDA BANKING CODE ATTACHED AS ATTACHMENT B TO EXHIBIT A TO THIS PROXY
STATEMENT/PROSPECTUS.

     Pursuant to the provisions of Section 658.44 of the Florida Banking Code, any shareholder of record of the Bank is entitled to dissent from the Merger Agreement and obtain payment of the fair market value of his shares of common stock of the Bank in cash if the reorganization is effected. With respect to the dissenter's shares, "fair market value" means the value of the Bank's shares on the effective date of the reorganization.

     A shareholder of record entitled to dissent from the reorganization and obtain payment of fair market value of his shares of common stock in the Bank, must perfect his rights as a dissenter in accordance with the Florida Banking Code. A dissenting shareholder will be entitled to payment in cash of the value of only those shares held by the stockholder:

     (I) which at the special meeting of shareholders are voted against the approval of the Merger Agreement; or

     (ii) with respect to which the stockholder has given written notice to the Bank at or prior to the special meeting that the shareholder dissents from the Merger Agreement.

     A shareholder desiring to file a written notice of his intent to dissent send such notice to: TIB Bank of the Keys, Attn: Edward V. Lett, President, 99451 Overseas Highway, Key Largo, Florida 33037.

                        FEDERAL INCOME TAX CONSEQUENCES

     IN VIEW OF THE COMPLEXITY OF THE LAWS AND INTERPRETATIONS THEREOF, SHAREHOLDERS OF THE BANK SHOULD CONSULT WITH AND RELY ONLY ON THE ADVICE OF THEIR TAX ADVISORS ON MATTERS RELATING TO THE CONVERSION OF COMMON STOCK IN THE BANK FOR COMMON STOCK OF THE HOLDING COMPANY AND SHOULD NOT CONSIDER THIS SUMMARY AS A SUBSTITUTE FOR CAREFUL AND INDIVIDUAL TAX PLANNING.

     The income tax treatment of the conversion of common stock pursuant to a reorganization involves technical and not completely settled principles of taxation. Consequently, it is impractical to present herein a detailed explanation of the income tax treatment of shareholders as a result of the reorganization. In addition, the following discussion is intended to be a summary of certain relevant principles of federal income taxation and a statement of the material tax issues associated with the reorganization which should be carefully considered by shareholders prior to voting on the reorganization. The following discussion is based upon counsel's analysis and interpretation of the Internal Revenue Code of 1986, as amended), and Treasury Regulations promulgated thereunder, Internal Revenue Service ("Service") procedures and rulings and Court decisions published as of the date of this Proxy Statement/Prospectus. No assurance can be given that such authorities will not be modified by legislative action, administrative action or judicial review. Any such changes may be retroactive so as to apply to transactions prior to the date of such changes and could modify such discussion and adversely affect the tax aspects described herein.

     The reorganization has been structured to qualify as a tax-free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code. The consummation of the reorganization is subject to, among other matters, receipt of an opinion from Holland & Knight, special counsel to the Holding Company and the Bank, to the effect that the reorganization will be treated as a tax-free transaction, with the following federal income tax consequences:

     (1) Neither the Bank, Interim nor the Holding Company will recognize any gain or loss as a result of the reorganization;

     (2) No gain or loss will be recognized to the shareholders of the Bank upon conversion of their shares; the tax basis of shares of the Holding Company's common stock received in the reorganization will be the same as the tax basis of the shares of the Bank's common stock previously owned; and if the shares of the Bank's common stock were held as capital assets, the holding period of the shares of Holding Company's common stock received will include the holding period of the shares of the Bank's common stock exchanged therefor; and

     (3) A shareholder of the Bank who exercises his rights as a dissenter and thereby receives cash for his shares will recognize income, gain or loss measured by the difference between the amount of cash received and the tax basis of his shares of the Bank's common stock, subject to the provisions of Code Section 302. Such distributions will generally be treated as capital gain or loss if the shares were held as capital assets. However, a dissenting shareholder must take into account the effect that Sections 302 and 318 of the Code may have in determining consequences of the transaction if he receives only cash, which could cause the distributions to be treated as ordinary income or, possibly, as a dividend to the dissenter.

     The shareholders of the Bank should also be aware that state and local income taxes may affect their tax situation. While many state and local income tax statutes correspond with the federal income tax laws, no attempt is made herein to describe any state or local income tax consequences resulting from the reorganization. SHAREHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS WITH RESPECT TO ANY EFFECTS OF STATE AND LOCAL TAX LAWS.

     In the case of a corporate shareholder of the Bank, the tax consequences described herein are generally applicable, although no attempt is made herein to discuss the tax ramifications with respect to a corporate shareholder. This discussion herein assumes that each shareholder of the Bank is a natural person, except as otherwise noted. All corporations, trusts, or other entities, are urged to consult their own tax advisors.

                                TRADING MARKET

COMPANY

     Prior to the reorganization, there has been no public market for the common stock of the Holding Company and there can be no assurance that an active trading market will develop as a result of the reorganization. The Holding Company has no arrangement with any securities dealer concerning the maintenance of a trading market in its securities.

BANK

     There has been no established trading market for the common stock of the Bank to date. The Bank has no arrangement with any securities dealer concerning the maintenance of a trading market in its securities. The Bank has approximately 460 shareholders.

                              TIB FINANCIAL CORP.
           UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                                                                                                      CONSOLIDATION
                                             TIB BANK OF     TIB FINANCIAL      REORGANIZATION         ELIMINATION      PRO FORMA
                                               THE KEYS         CORP.             ADJUSTMENTS          ADJUSTMENTS     CONSOLIDATED
ASSETS
Cash due from financial institutions            $8,542,945        $150,000  /(2)/ $       (10)   /(4)/ $   (150,000)     $8,542,945
                                                                            /(3)/          10
Investment securities held to maturity
  (market value of $10,619,000)                 10,116,000              --                 --                    --      10,116,000
Investment securities available for sale        50,844,888              --                 --                    --      50,844,888
Investment in subsidiary                                                    /(1)/  21,063,146    /(5)/  (21,063,146)
                                                        --              10  /(3)/         (10)                   --              --
Federal funds sold and securities
  purchased under agreement to resell              587,000              --                 --                    --         587,000
Loans                                          138,369,991              --                 --                    --     138,369,991
Reserve for loan losses                        ( 1,700,823)             --                 --                    --     ( 1,700,823)
                                               -----------          ------             ------                ------      ----------
Loans, net of valuation reserve and
  unearned income                              136,669,168              --                 --                    --     136,669,168
Bank premises and equipment                      8,570,271              --                 --                    --       8,570,271
Accrued interest receivable                      1,709,057              --                 --                    --       1,709,057
Other assets                                     2,527,326              --                 --                    --       2,527,326
                                               -----------          ------             ------                ------     -----------
Total Assets                                  $219,566,655        $150,010        $21,063,136          $(21,213,146)   $219,566,655
                                               ===========         =======         ==========            ==========     ===========

LIABILITIES
Deposits:
  Noninterest-bearing demand                   $34,247,739              --                 --    /(4)/ $   (150,000)    $34,097,739
  Interest-bearing demand and money market      67,834,751              --                 --                    --      67,834,751
  Savings                                       17,545,775              --                 --                    --      17,545,775
  Time deposits of $100,000 or more             22,329,989              --                 --                    --      22,329,989
  Other time deposits                           51,161,580              --                 --                    --      51,161,580
                                                                    ------             ------                ------
Total deposits                                $193,119,834              --                 --              (150,000)   $192,969,834
                                               ===========          ======             ======               =======     ===========
Federal funds purchased and securities sold
  under agreement to repurchase                 $3,521,806              --                 --                    --      $3,521,806
Other borrowings                                        --         150,000                 --                    --         150,000
Other liabilities                                1,861,869              --                 --                    --       1,861,869
                                                ----------        --------             ------               -------      ----------
Total Liabilities                              198,503,509         150,000                 --              (150,000)    198,503,509
                                               -----------        --------             ------               -------     -----------
Subordinated notes and debentures                       --              --                 --                    --              --

STOCKHOLDERS' EQUITY
Common stock                                     1,774,360             .10  /(1)/     141,949    /(5)/   (1,774,360)        141,949
                                                                            /(2)/        (.10)
Surplus                                          4,447,133            9.80  /(1)/   6,079,544    /(5)/   (4,447,133)      6,079,544
                                                                            /(2)/       (9.80)
Retained earnings                               14,663,648              --  /(1)/  14,663,648    /(5)/  (14,663,648)     14,663,648
                                                                       .10  /(2)/        (.10)
Unrealized gain on securities available for sale   178,005              --            178,005              (178,005)        178,005
                                                ----------        --------          ---------               -------      ----------
Total Stockholders' Equity                      21,063,146              10         21,063,136           (21,063,146)     21,063,146
                                               -----------        --------         ----------            ----------     -----------

Total Liabilities and Stockholders' Equity    $219,566,655        $150,010        $21,063,136          $(21,213,146)   $219,566,655
                                               ===========        ========         ==========            ==========     ===========

                              TIB FINANCIAL CORP.
              ADJUSTMENT LEGEND FOR UNAUDITED CONDENSED PRO FORMA
                          CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995


REORGANIZATION ADJUSTMENTS
- --------------------------

/(1)/ Exchange of 1,419,488 shares of $.10 par value TIB Financial Corp. common stock for 1,419,488 shares of TIB Bank of the Keys common stock.

/(2)/ Repurchase and retirement of original incorporating shares of TIB Financial Corp. common stock.

/(3)/ Retirement of original incorporating shares of TIB Interim Corp. common stock.


CONSOLIDATION ELIMINATION ADJUSTMENTS
- -------------------------------------

/(4)/ Elimination of TIB Financial Corp. demand deposit account and cash in TIB Bank of the Keys.

/(5)/   Elimination of TIB Financial Corp.'s investment in TIB Bank of the Keys.


NOTE TO CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
- ------------------------------------------------------

1) Subsequent to December 31, 1995, the Bank effected a two-for-one stock split in the form of a share dividend. The pro forma combined balance sheet reflects this stock split. Prior to the split, the Bank had 709,744 shares outstanding with a par value of $1.25 per share. As a result of the split, the outstanding shares increased from 709,744 to 1,419,488 with a par value of $1.25 per share. Additional paid in capital was reduced $887,180 as a result of the split.

2) In connection with the formation of TIB Financial Corp., a line of credit totalling $150,000 was established. This note carries an interest rate of prime plus 50 basis points and a term of one year. The effect this line of credit would have reduced net income (net of income taxes, using a 35% tax rate) for 1995, assuming that the transaction had occurred at the beginning of the period, are shown below:

                                                    Without Note Payable               With Note Payable
                                               -----------------------------      --------------------------
               Net income                                $3,000,943                       $2,992,336
               Earnings per share - without              $4.24/(1)/                       $4.23/(1)/
                stock split
               Earnings per share - with                 $2.12/(1)/                       $2.11/(1)/
                stock split

/(1)/ The weighted average common shares outstanding was 707,697 at December 31, 1995, assuming no stock split, and 1,415,394 with the stock split.

                             BUSINESS OF THE BANK

TIB BANK OF THE KEYS

       TIB Bank of the Keys is a state-chartered commercial bank headquartered in Key Largo, Florida. The Bank's deposits are insured by the FDIC.

       The primary business of the Bank is attracting deposits from the public and using such deposits to make real estate, business and consumer loans. As of March 31, 1996, the Bank had total assets of approximately $230.1 million, total deposits of approximately $206.0 million, and shareholders' equity of approximately $21.3 million. The Bank's primary service area includes Monroe County, Florida.

BANKING OFFICES

       The Bank's business is conducted at its main banking office at 99451 Overseas Highway, Key Largo, Florida, where its principal executive offices are located. The Bank maintains branches located at: 10330 Overseas Highway, Key Largo, Florida; 91980 Overseas Highway, Tavernier, Florida; 80900 Overseas Highway, Tavernier, Florida; 11401 Overseas Highway, Marathon Shores, Florida; 2315 Overseas Highway, Marathon, Florida; Mile Marker 30.4, Big Pine Key, Florida; 330 Whitehead Street, Key West, Florida; and 3322 N. Roosevelt Boulevard, Key West, Florida.

BANKING SERVICES

       The Bank offers a full range of commercial banking services to individual, professional and business customers in its primary service area. These services include savings accounts, money market checking accounts and NOW accounts, certificates of deposit and other time deposits, commercial, real estate and installment loans, and safe deposit facilities. Customer deposits are insured to the maximum extent provided by law through the BIF. The Bank pays interest on its accounts and certificates competitive with other financial institutions in its primary service area. The Bank seeks to attract deposits from the public and uses such deposits, together with borrowings and other sources of funds, to make real estate, business and consumer loans. The Bank seeks to concentrate its deposits and loan efforts primarily within its primary service area.

COMPETITION

       The Bank experiences competition in attracting deposits and in making real estate, business and consumer loans in its primary service area. The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations and flexible office hours. Direct competition for such deposits comes from other commercial banks, savings institutions, credit unions, brokerage firms and money market funds. The primary factors in competing for loans are interest rates, loan origination fees and the range of lending services offered. Competition for origination of loans normally comes from other commercial banks, savings institutions, credit unions and mortgage banking firms. Such entities may have competitive advantages as a result of greater resources and higher lending limits (by virtue of their greater capitalization). However, the Bank seeks to attract customers in its primary service area with its products and services which are tailored to the needs of the customers. Management seeks to emphasize a high degree of personalized client service in order to be able to better meet the banking needs of its customers.

EMPLOYEES

       At March 31, 1996, the Bank had 145 full-time and six part-time employees. The Bank considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

       There are no pending material legal proceedings in which the Bank is involved.


                            BUSINESS OF THE COMPANY

       The Holding Company is a new Florida bank holding company organized in February 1996. Upon consummation of the proposed reorganization, the Holding Company's primary asset will be 100% of the outstanding common stock of the Bank. The Holding Company was organized at the direction of the Bank's Board of Directors for the purpose of effecting the proposed reorganization transaction with the Bank and has not engaged in any active business operations. The Holding Company is in the process of forming a wholly-owned subsidiary, Interim, for the purpose of effecting the reorganization with the Bank. Interim has not engaged in any active business or banking operations. If the reorganization is approved, the Holding Company will cause Interim to be merged into the Bank with the Bank as the surviving entity and with Interim ceasing to exist as a separate entity.

       The Holding Company's executive offices are located at the Bank's main banking office at 99451 Overseas Highway, Key Largo, Florida 33037. The Holding Company does not have any full-time employees.


                          SUPERVISION AND REGULATION

       The Holding Company will be subject to substantial regulation as a bank holding company, and the Bank is currently subject to substantial regulation. The following summaries of statutes and regulations affecting bank holding companies and banks do not purport to be complete. Such summaries are qualified in their entirety by reference to such statutes and regulations.

SUPERVISION AND REGULATION OF THE COMPANY

       The Holding Company will be a bank holding company within the meaning of the federal Bank Holding Company Act (the "Act"). As a bank holding company, the Holding Company will be subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Board") under the Act. The Board may make examinations of the Holding Company and each of its subsidiaries. Bank holding companies are required by the Act to obtain approval from the Board prior to acquiring, directly or indirectly, ownership or control of more than 5% of the voting shares of a bank.

       The Act also prohibits bank holding companies, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank, from engaging in any business other than a business closely related to banking (as determined by the Board) or managing or controlling banks and other subsidiaries authorized by the Act without the prior approval of the Board. The Board may differentiate between activities that are initiated de novo by a bank holding company or a subsidiary and activities commenced by acquisition of a going concern. The Holding Company has no present intention to engage in nonbanking activities.

       As a bank holding company, the Holding Company is subject to capital adequacy guidelines as established by the Board. The Board established risk based capital guidelines for bank holding companies effective March 15, 1989. Beginning on December 31, 1992, the minimum required ratio for total capital to risk weighted assets became 8 percent (of which at least 4 percent must consist of Tier 1 capital). Tier 1 capital (as defined in regulations of the Board) consists of common shareholders equity and qualifying preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets required to be deducted under the Board's guidelines. The Board's guidelines apply on a consolidated basis to bank holding companies with total consolidated assets of $150 million or more. These guidelines will apply to the Holding

Company if the reorganization is consummated. The Board has stated that risk based capital guidelines establish minimum standards and that bank holding companies generally are expected to operate well above the minimum standards.

       Bank holding companies may be compelled by bank regulatory authorities to invest additional capital into a subsidiary bank in the event the subsidiary bank experiences either significant loan losses or rapid growth of loans or deposits. In addition, the Holding Company may be required to provide additional capital to any additional banks it acquires as a condition to obtaining the approvals and consents of regulatory authorities in connection with such acquisitions.

       The Holding Company is an "affiliate" of the Bank within the meaning of the Federal Reserve Act, which imposes restrictions on loans to the Holding Company by the Bank, investments by the Bank in securities of the Holding Company and on the use of such securities as collateral security for loans by the Bank to any borrower. The Federal Reserve Act will limit the transfer of funds by the Bank to the Holding Company and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by the Bank to the Holding Company or any nonbanking Holding Company subsidiary are limited in amount to 10% of the Bank's capital and surplus and, with respect to the Holding Company and all such nonbanking subsidiaries, to an aggregate of 20% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in the specified amounts.

       The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), subject to certain restrictions, allows adequately capitalized and managed bank holding companies to acquire existing banks across state lines, regardless of state statutes that would prohibit acquisitions by out-of-state institutions. Further, effective June 1, 1997, a bank holding company may consolidate interstate bank subsidiaries into branches and a bank may merge with an unaffiliated bank across state lines to the extent that the applicable states have not "opted out" of interstate branching prior to such effective date. Some states may elect to permit interstate mergers prior to June 1, 1997. The Interstate Banking Act also permits de novo branching to the
                                                      -- ----
extent that a particular state "opts into" the de novo branching provisions. The
                                               -- ----
Interstate Banking Act generally prohibits an interstate acquisition (other than an initial entry into a state by a bank holding company) that would result in either the control of more than (I) 10% of the total amount of insured deposits in the United States or (ii) 30% of the total insured deposits in the home state of the target bank, unless such 30% limitation is waived by the home state on a basis which does not discriminate against out-of-state institutions. As a result of this and prior legislation, the Holding Company may become a candidate for acquisition by, or may itself seek to acquire, banking organizations located in other states.

       The Holding Company is a legal entity separate and distinct from the Bank. In contrast to the Bank's common stock, the stock of the pending Company is subject to the registration requirements of the Securities Act of 1933.

SUPERVISION AND REGULATION OF THE BANK

       The Bank is a state banking corporation organized under the laws of the State of Florida. The operations of the Bank are subject to state and federal statutes applicable to state chartered banks whose deposits are insured by the FDIC and the regulations of the Florida Department of Banking and Finance (the "DBF") and the FDIC. Such statutes and regulations relate to, among other things, required reserves, permissible investments, lending limitations and procedures, mergers and consolidations, issuances of securities, payment of dividends, establishment of branches and other aspects of the Bank's operations. The Bank is subject to regularly scheduled examinations by the DBF and the FDIC. In addition, and as discussed above under "Supervision and Regulation of the Company," the Federal Reserve Act restricts extensions of credit by the Bank to affiliates, such as the Holding Company or, with certain exceptions, other affiliates, and on the taking of such stock or securities as collateral on loans to any borrower. The Bank is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

       Effective December 31, 1990, the FDIC adopted final risk-based capital guidelines for all FDIC insured state chartered banks that are not members of the Federal Reserve System. Beginning on December 31, 1992, all banks were required to maintain a minimum ratio of total capital to risk weighted assets of 8 percent (of which at least 4 percent must consist of Tier 1 capital). Tier 1 capital of state chartered banks (as defined in regulations) generally consists of (I) common stockholders equity; (ii) noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries.

       In addition, the FDIC adopted a minimum ratio of Tier 1 capital to total assets of banks. This capital measure is generally referred to as the leverage capital ratio. The FDIC has established a minimum leverage capital ratio of 3 percent if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings and, in general, is considered a strong banking organization, rated Composite 1 under the Uniform Financial Institutions Rating System. Other financial institutions are expected to maintain leverage capital at least 100 to 200 basis points above the minimum level. At December 31, 1995, the Bank exceeded the minimum Tier 1, risk-based and leverage capital ratios.

       The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted in December 1991 ("FDICIA"), specifies, among other things, the following capital standard categories for depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions depending on the category in which an institution is classified. Each of the federal banking agencies has issued final uniform regulations that became effective December 19, 1992, which, among other things, define the capital levels described above. Under the final regulations, a bank is considered "well capitalized" if it (I) has a total risk-based capital ratio of 10% or greater,
(ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (I) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A bank is considered "undercapitalized" if it has (I) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capital ratio of less than 4%, or (iii) a leverage ratio of less than 3%, and "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%. The applicable federal regulatory agency for a bank that is "well capitalized" may reclassify it as "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower capital category, if it determines that the bank is in an unsafe or unsound condition or deems the bank to be engaged in an unsafe or unsound practice and not to have corrected the deficiency. As of December 31, 1995, the Bank met the definition of a "well capitalized" institution.

       "Undercapitalized" depository institutions, among other things, are subject to growth limitations, are prohibited, with certain exceptions, from making capital distributions, are limited in their ability to obtain funding from a Federal Reserve Bank and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan and provide appropriate assurances of performance. If a depository institution fails to submit an acceptable plan, including if the holding company refuses or is unable to make the guarantee described in the previous sentence, it is treated as if it is "significantly undercapitalized." Failure to submit or implement an acceptable capital plan also is grounds for the appointment of a conservator or a receiver. "Significantly undercapitalized" depository institutions may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions, among other things, are prohibited from making any payments of principal and interest on subordinated debt, and are subject to the appointment of a receiver or conservator.

       Under FDICIA, the FDIC is permitted to provide financial assistance to an insured bank before appointment of a conservator or receiver only if (I) such assistance would be the least costly method of meeting the FDIC's insurance obligations, (ii) grounds for appointment of a conservator or a receiver exist or are likely to exist, (iii) it is unlikely that the bank can meet all capital standards without assistance and (iv) the bank's management has been competent, has complied with applicable laws, regulations, rules and supervisory directives and has not engaged in any insider dealing, speculative practice or other abusive activity.

FURTHER CHANGES IN REGULATORY REQUIREMENTS

       The United States Congress and the Florida legislature have periodically considered and adopted legislation that has resulted in deregulation of, among other matters, banks and other financial institutions, or adversely affected the profitability of the banking industry. Future legislation could further modify or eliminate geographic restrictions on banks and bank holding companies and current prohibitions with other financial institutions, including mutual funds, securities brokerage firms, insurance companies, banks from other states and investment banking firms. The effect of any such legislation on the business of the Holding Company or the Bank cannot be accurately predicted. The Holding Company also cannot predict what legislation might be enacted or what other implementing regulations might be adopted, and if enacted or adopted, the effect thereof.


                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth certain information with respect to the directors and executive officers of the Holding Company and the Bank as of April 15, 1996:

                                         Position with                  Position with
Name                        Age           the Company                      the Bank
- ----                        ---          -------------                  --------------
B.G. Carter                  53          Director                       Director

William Eldon Chasteen       71          Director                       Director

Armando J. Henriquez         61          Director                       Director

James R. Lawson, III         62          Director                       Director

Edward V. Lett               50          Director, President            Director, President
                                         and CEO                        and CEO

Scott A. Marr                41          Director                       Director

W. Kenneth Meeks             68          Director and Chairman          Director and Chairman

Derek D. Martin-Vegue        49          Director                       Director

Joseph H. Roth, Jr.          49          Director                       Director

Richard J. Williams          75          Director                       Director

       The members of the Board of Directors of the Holding Company are elected by the shareholders. The directorships of the Holding Company are divided into three classes, with the members of each class serving three-year terms and the shareholders electing one class annually. The directors of the Holding Company were first elected to the Board in 1996 and serve initial staggered terms of one, two and three years. The terms of the current directors expire as follows: the terms of directors Chasteen, Meeks and Williams expire in 1997; the terms of directors Carter, Henriquez and Lawson expire in 1998; and the terms of directors Lett, Marr, Martin-Vegue and Roth expire in 1999. The first annual meeting of shareholders of the Holding Company at which directors will be elected will be held in 1997.

       The members of the Board of Directors of the Bank will be elected annually by the Holding Company as the sole shareholder of the Bank if the proposed reorganization is completed.

       The business experience of each of the directors and executive officers of the Holding Company and the Bank is set forth below.

       B. G. CARTER is the Managing Director of the Independent Companies which engage in the title insurance, residential and commercial property insurance and mortgage brokerage businesses. Mr. Carter is also the owner of Westwinds, a twenty-two unit guest house in Key West. Mr. Carter has served as a director of the Bank since 1988.

       WILLIAM ELDON CHASTEEN is now retired. He was the owner of Ace Hardware Stores in Key Largo and Tavernier until selling them in 1995. He has served as a director of the Bank since 1983.

       ARMANDO J. HENRIQUEZ has served as Vice President of Client Relations of Fringe Benefits Management Company since September of 1993. Mr. Henriquez served as a consultant to the Florida Association of School Superintendents from January of 1993 until joining Fringe Benefits Management Company. Mr. Henriquez served as Superintendent of Schools of Monroe County, Florida from January 1969 to December 1992.

       JAMES R. LAWSON is now retired. He was the owner of the Key Largo Shopper, a grocery store in Key Largo, prior to its sale in 1994. Mr. Lawson has served as a director of the Bank since 1988.

       EDWARD V. LETT has been the President and Chief Executive Officer of the Bank since January 6, 1996 and has served as a director since 1992. Prior to becoming President, Mr. Lett served as Executive Vice President and Chief Operating Officer of the Bank since joining the Bank in November 1991. Prior to joining the Bank, Mr. Lett had served as Executive Vice President and Chief Operating Officer of American National Bank of Florida.

       SCOTT A. MARR has been the General Manager and a Partner of Marina-Del Mar Resorts, which consists of two hotels in Key Largo, Florida, for more than five years. Mr. Marr has served as a director of the Bank since 1994.

       W. KENNETH MEEKS has been the Chairman of the Bank since 1976. Mr. Meeks retired as Chief Executive Officer of the Bank in 1988, and served as the Bank's acting Chief Executive Officer from September 1995 through January 5, 1996. Mr. Meeks has served as a director of the Bank since 1974.

       DEREK D. MARTIN-VEGUE has been the President of Keys Insurance Agency of Monroe County, Inc. for more than five years. He has served as a director since 1995.

       JOSEPH H. ROTH, JR. has been Managing Owner of Holiday Isle Resorts and Marina, and the General Partner of Little Palm Island Resorts, for more than five years. Mr. Roth became a director in 1980.

       RICHARD J. WILLIAMS has been a professional fishing guide for over 50 years, and has also owned and operated the Coral Cove Resort on Islamorada. He became a director upon organization of the Bank in 1974.

COMPENSATION

       The following sets forth certain information concerning the compensation of the Bank's chief executive officer during fiscal years 1995, 1994 and 1993. No other executive officer received annual compensation in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                                                   Long Term Compensation
                                                        Annual Compensation                      Awards             Payouts
                                                        -------------------                      ------             -------

                                                                             Other Annual     Securities           All Other
   Name and Principal            Fiscal                                      Compensation     Underlying         Compensation
       Position                   Year       Salary ($)      Bonus ($)         ($)/(1)/       Options (#)          ($)/(2)/
       --------                   ----       ----------      ---------         --------       -----------          --------
Edward V. Lett                    1995       $123,627         $14,216          $16,600            --                $1,545
President and Chief
Executive Officer/(3)/

W. Kenneth Meeks                  1995       $ 12,500            --            $16,600            --                  --
Chairman of the Board;
Former Interim CEO/(4)/

Richard A. Drake                  1995       $100,899         $12,178          $35,204            --                $1,000
Former President and
CEO/(5)/

Gregory S. Bills                  1995       $100,000         $12,067          $ 5,600            --                  --
Senior Vice President

/(1)/ Includes (I) quarterly retainer and fees for attending Board of Directors meetings paid to all directors including Messrs. Lett, Meeks and Drake, (ii) as regards Mr. Drake, payments of $23,504 under a settlement and noncompetition agreement entered into in connection with his severance, and (iii) amounts paid to Mr. Bills as a car allowance. Compensation does not include any other perquisites and other personal benefits which may be derived from business-related expenditures that in the aggregate exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such person.

/(2)/ The reported amount consists of matching contributions to the Bank's 401(k) and Employee Stock Ownership Plan.

/(3)/ Mr. Lett became the Bank's President and CEO on January 6,1996, and served as the Bank's Executive Vice President and Chief Operating Officer during 1995.

/(4)/ Mr. Meeks served as the Bank's interim CEO from September 26, 1995 through January 5, 1996 and received a salary at a rate equal to $50,000 during that period.

/(5)/   Mr. Drake served as the Bank's President and CEO through September 25,
        1995.


          The following table sets forth information with respect to the named executives concerning unexercised options held as of December 31, 1995. No options were granted to or exercised by such executives during 1995.

    AGGREGATE OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

                     Shares                           Number of Securities                Value of
                    Acquired                         Underlying Unexercised       Unexercised In-the-Money
                       on                             Options at 12/31/95         Options at 12/31/95/(1)/
                                                      -------------------        --------------------------
       Name         Exercise   Value Realized   Exercisable     Unexercisable    Exercisable  Unexercisable
       ----         --------  ---------------   -----------    --------------    -----------  -------------
Edward V. Lett         0             0              2,700          24,300          $17,280       $155,520

W. Kenneth Meeks       0             0             10,000             0            $64,000           0

Richard A. Drake       0             0                0               0               0              0

Gregory S. Bills       0             0                800           7,200          $ 5,120       $ 46,080

/(1)/ Based on a fair market value of $22.875 per share as of that date and exercise prices per share of $16.475.


EMPLOYMENT AGREEMENT

       The Bank and Edward V. Lett, the President and Chief Executive Officer of the Holding Company and the Bank, are parties to an "Executive Employment Agreement." Under the agreement, Mr. Lett receives a base salary of $116,630 per year. The Bank may increase Mr. Lett's salary annually based on Mr. Lett's performance. The agreement provides that Mr. Lett will be employed by the Bank on an "at-will" basis, unless and until there is a change of ownership control of the Bank. In the event there is a change of ownership control of the Bank, Mr. Lett will no longer be an at-will employee and the agreement will become an employment agreement for a term of 24 months on the effective date of the change in ownership control. Mr. Lett's salary cannot be reduced for any reason during this 24 month term, unless the agreement is terminated due to the death or incapacity of Mr. Lett or for "cause." The agreement further provides that Mr. Lett will be entitled to a credit for all years of service with the Bank (i.e.,
                                                                          ----
all years prior to the change in ownership control, plus the greater of 24 months or the actual period of employment after the change in ownership control) in determining eligibility for and benefits from any and all retirement, disability, profit-sharing and other employee benefit programs offered by the Bank.

COMPENSATION TO DIRECTORS

       All of the members of the Board of Directors of the Bank receive a quarterly retainer of $2,500 and $600 for attending each of 11 regular board meetings, for a total of up to $16,600 annually. Each member of the Board of Directors has also received a grant of an option to purchase 10,000 shares of the Bank's common stock at an exercise price of $16.475 per share, except for a more recent grant to Mr. Martin-Vegue with an exercise price of $18.70 per share. Management anticipates that Board meetings of the Holding Company, when called, would be held in conjunction with Board meetings of the Bank. No additional compensation will be paid to the directors of the Holding Company.

       The Board of Directors of the Holding Company does not have any standing committees. The Board of Directors of the Bank has an Audit Committee, an Executive Committee, a Salary Review Committee, a Loan Committee and an Investment/Strategic Planning Committee.

LIMITATION ON DIRECTORS' LIABILITY

       The Holding Company's Articles of Incorporation contain a provision which eliminates or limits the personal liability of directors to the Holding Company or its shareholders for monetary damages for certain breaches of their duty of care or other duty. This provision provides that a director of the Holding Company shall not be personally liable for monetary damages for a breach of his duty of care or other duty as a director, except for liabilities for (I) any appropriation, in violation of the director's duties, of any business opportunity of the Holding Company, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of improper dividends or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. Liability for monetary damages remains unaffected by such provision if liability is based on any of these grounds. Liability for monetary damages for violations of federal securities laws would also remain unaffected. The provision does not eliminate a director's fiduciary duty, nor does it preclude a shareholder from pursuing injunctive or other equitable remedies.

       The Board of Directors believes this provision in the Holding Company's Articles of Incorporation is essential to maintain and improve the ability of the Holding Company to attract and retain competent directors.

INDEMNIFICATION

       The Holding Company's Articles of Incorporation provide for the indemnification of the directors, officers, employees and agents of the Holding Company against certain liabilities and expenses that may be incurred by them to the fullest extent permitted by Florida corporate law.

       The Holding Company's Articles of Incorporation provide for indemnification of directors and officers of the Holding Company for liability and expenses reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding in which they may become involved by reason of being a director or officer of the Holding Company. Indemnification is permitted if the director or officer acted in a manner he believed in good faith to be in or not opposed to the best interests of the Holding Company and, with respect to, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful; provided that the Holding Company may not indemnify any director (I) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal profit was improperly received by him. Article 8 of the Holding Company's Articles of Incorporation contains a provision providing for the indemnification of officers and directors and advancement of expenses to the fullest extent authorized by the Florida Business Corporation Act.

       The Holding Company may seek to purchase and maintain directors and officers liability insurance which insures against liabilities that directors and officers of the Holding Company may incur in such capacities.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.


                             CERTAIN TRANSACTIONS

       Certain of the executive officers, directors and principal shareholders of the Bank and affiliates of such persons have, from time to time, engaged in banking transactions with the Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1995, loans to executive officers and directors of the Bank, including affiliates of such persons, amounted to $7,519,273 in the aggregate.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the shares of the common stock of the Bank owned as of the record date (I) by each person who beneficially owns more than 5% of the shares of the common stock of the Bank,
(ii) by each of the Bank's directors, and (iii) by all directors and executive officers as a group.


                                                                    Beneficial Ownership /(2)/
                                                            Number                         Percentage
Name /(1)/                                                of Shares                        Ownership
- ----                                                      ---------                        ---------

5% shareholders:
- ---------------
W. Kenneth Meeks /(3)(4)/                                 327,174                          22.8%
Joseph H. Roth, Jr.                                        91,074                           6.3%
Directors and Officers:
- ----------------------
B. G. Carter                                                6,010                            *
William Eldon Chasteen /(3)(5)/                            45,722                           3.2%
Armando J. Henriquez /(6)/                                 12,502                            *
James R. Lawson /(3)(7)/                                   56,106                           3.9%
Edward V. Lett /(3)/                                       51,470                           3.6%
Scott A. Marr                                              10,614                            *
W. Kenneth Meeks /(3)(4)/                                 327,174                          22.8%
Derek D. Martin-Vegue                                      10,000                            *
Joseph H. Roth, Jr.                                        91,074                           6.3%
Richard J. Williams                                        13,760                            *

All directors and
executive officers as
a group (11 persons)/(8)/                                 545,370                          36.4%

______________

*  Percent share ownership is less than 1% of total shares outstanding.

/(1)/ Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Information relating to beneficial ownership of the shares is based upon "beneficial ownership" concepts set forth in the rules promulgated under the Securities and Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power" with respect to such security. The information as to beneficial ownership has been furnished by the respective persons listed in the above table.

/(2)/     Based on 1,426,288 shares outstanding as of the record date.

/(3)/ Includes 26,354 shares of common stock of the Bank over which Messrs. Chasteen, Lawson, Lett and Meeks exercise voting rights as co-trustees under the Bank's 401(k) Savings and Employee Stock Ownership Plan.

/(4)/ Includes 122,292 shares as to which Mr. Meeks shares beneficial ownership with his spouse.

/(5)/ Includes 13,052 shares as to which Mr. Chasteen shares beneficial ownership with his spouse.

/(6)/ Includes 2,470 shares as to which Mr. Henriquez shares beneficial ownership with his spouse.

/(7)/ Includes 1,948 shares as to which Mr. Lawson shares beneficial ownership with his spouse.

/(8)/     Includes 70,000 exercisable options.


                         DESCRIPTION OF CAPITAL STOCK

STOCK OF THE BANK

     The Bank's Articles of Incorporation authorize the issuance of up to 1,765,616 shares of common stock, $1.25 par value per share. As of the date of this Proxy Statement/Prospectus, there are 1,426,288 shares of common stock of the Bank issued and outstanding, all of which shares are fully paid and non-assessable.

     Dividends on the Bank's shares may be paid to shareholders at such time and in such amounts as may be declared by the Board of Directors out of funds legally available for the payment of dividends, subject to certain restrictions by regulatory authorities.

     Each of these shares is entitled to one vote in all matters presented to shareholders and to share ratably in the assets of the Bank in the event of liquidation. These shares are not convertible into any other security, nor are they subject to any call, assessment or redemption. The holders of these shares do not have preemptive rights to subscribe for additional shares of common stock.

STOCK OF THE COMPANY

     The Holding Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of common stock, $0.10 par value per share. The Holding Company is a newly-formed Florida corporation and has no history of earnings and has never paid any dividends.

     Assuming that no shareholder of the Bank exercises his dissenter's rights, there will be 1,426,288 shares of common stock of the Holding Company issued and outstanding upon consummation of the reorganization.

     The Board of Directors of the Holding Company will be empowered to pay such dividends at such time as they may deem appropriate out of funds legally available for the payment of dividends. Shareholders should, however, be aware that the only current source of funds with which the Holding Company could pay dividends would be from amounts received as dividends from the Bank.

     Each share of common stock of the Holding Company is entitled to one vote in all matters that may be presented to the shareholders and to share ratably in the assets of the Holding Company in the event of liquidation. These shares are not convertible into any other security, nor are they subject to any call, assessment or redemption. The holders of these shares do not have preemptive rights to subscribe to additional shares of common stock of the Holding Company. All shares of common stock of the Holding Company will, when issued upon consummation of the reorganization, be fully paid and non-assessable.


                                 LEGAL MATTERS

     The legality of the shares of common stock of the Holding Company to be issued in the reorganization and certain other legal matters in connection with the reorganization will be passed upon by Holland & Knight, Fifteenth Floor, Two Midtown Plaza, 1360 Peachtree Street, N.E., Atlanta, Georgia 30309-3209.


                             FINANCIAL STATEMENTS

     The Bank's financial statements prepared in conformity with generally accepted accounting principles for the fiscal year ended December 31, 1995, have previously been delivered to the shareholders of the Bank with the Bank's Annual Report for the year ended December 31, 1995. Such financial statements are not a part of this Proxy Statement/Prospectus due to the applicability of Securities and Exchange Commission Staff Accounting Bulletin No. 50. Additional copies of such statements as included in the Annual Report will be furnished to shareholders without charge upon request. All such requests should be directed to: Edward V. Lett, President, TIB Financial Corp., 99451 Overseas Highway, Key Largo, Florida 33037.


                                 OTHER MATTERS

     Management knows of no other matters which may be brought before the meeting. However, if any matter other than the proposed reorganization or matters incident thereto should come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their judgment on such matters.


                            ADDITIONAL INFORMATION

     This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto which the Holding Company has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549 pursuant to the Securities Act of 1933. For further information pertaining to the Holding Company or the securities offered hereby, reference is made to the Registration Statement, including exhibits.

                                   EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of February 27, 1996, as amended, is made by and between TIB BANK OF THE KEYS (the "Bank"), and TIB INTERIM CORP. (the "Interim"), and is joined by TIB FINANCIAL CORP. (the "Corporation").

     The Bank and the Interim are each state banking corporations duly organized under the laws of the State of Florida. The Bank shall merge with the Interim under the charter and title of the Bank, which shall be the "Resulting Bank." The three parties to this Merger Agreement maintain their main offices at 99451 Overseas Highway, in Key Largo, County of Monroe, State of Florida. The Bank operates eight branch offices located in Monroe County, Florida at the addresses as set forth in Attachment "A." The Interim has no branches. As of March 31, 1996 the Bank had 1,765,616 shares (as adjusted) of authorized common stock, par value of $1.25 per share, of which 1,423,288 shares (as adjusted) were issued and outstanding (total of $1,779,110) with surplus of $4,505,902 and undivided profits, including capital reserves and after net unrealized losses on available for sale securities, of $14,694,988, resulting in total capital funds of $20,980,000. The Interim has authorized capital stock of one share of common stock of a par value of $1.25 per share, which is subscribed for by the Corporation at a price of $10.00 per share and will be paid for in full prior to the effective date of the Merger (as defined herein) contemplated hereby, and a surplus of $7.50 and undivided profits or capital reserves of $1.25.

     The Corporation is a corporation duly organized under the laws of the State of Florida, is authorized to do business in Florida, and has its principal office in Key Largo, County of Monroe, State of Florida. As of the date hereof, the Corporation has authorized common stock of 5,000,000 shares $0.10 par value. There is one shares of common stock issued and outstanding at a price of $10.00 as of the date of this Merger Agreement.

     A majority of the Board of Directors of the Bank and the Interim have, respectively, entered into and signed this Merger Agreement, and the Board of Directors of the Corporation has approved this Merger Agreement, undertaken that the Corporation shall join in and be bound by it, and has authorized the undertakings hereinafter made by the Corporation.

     From and after the date the Merger becomes effective, and as and when required by the provisions of this Merger Agreement, the Corporation will issue its shares of common stock which the shareholders of the Bank shall be entitled to receive as hereinafter provided.

     In consideration of the premises and covenants contained herein, the Bank and the Interim hereby make this Merger Agreement and prescribe the terms and conditiomode of carrying such Merger into effect, as follows:

     1.   MERGER. The Bank shall merge with the Interim under the charter and
          ------
the title of the Bank (which shall be the "Resulting Bank"), pursuant to Section
658.41 of the Florida Banking Code (the "Merger"), in the manner and with the effect provided therein. As a result of the Merger:

          a. The total capital funds of the Resulting Bank shall be not less than $20,980,000, divided by 1,423,288 shares of common stock, each of $1.25 par value, and at the time the Merger shall become effective, the Resulting Bank shall have a surplus of not less than $4,505,902, and undivided profits, including capital reserves and after net losses for available for sale securities of not less than $14,694,988, which, when combined with capital and surplus, will be equal to not less than the March 31, 1996 capital structure of the Bank (as adjusted), and the capital structure of the Interim at the effective date of the Merger as noted above; adjusted, however, for normal earnings and expenses of the Bank between March 31, 1996 and the time of the consummation of the Merger, and the redemption and cancellation of the one share of $1.25 par value stock used to capitalize the Interim, at an aggregate redemption price of $10.00.

          b. The Resulting Bank shall have the rights, privileges, immunities and franchises, public or private, of each of the merged banks, and all property, real, personal, and mixed, and all debts due on whatever account, including subscriptions to shares, and all other chooses in action. All interests of or belonging to or due to each of the merged banks shall be deemed to be transferred to and vested in the Resulting Bank without further act or deed. The title to real estate, or interest therein, vested in the merged banks shall not revert or be in any way impaired because of the Merger. The Resulting Bank shall not have trust powers.

          c. The Resulting Bank shall thereafter be responsible and liable for all liabilities and obligations of each of the merged banks. A claim existing or action or proceeding pending by or against either merged bank may be prosecuted as if the Merger had not taken place, or the Resulting Bank may be substituted in its place. The rights of creditors and any lien upon the property of such merged banks shall not be impaired by the Merger.

          d. The Articles of Incorporation of the Bank shall be the Articles of Incorporation of the Resulting Bank, and the Bylaws of the Bank in existence on the effective date of the Merger, shall be the Bylaws of the Resulting Bank until repealed or amended, as provided by law. (See Addendum I for complete Articles of Incorporation of the Bank).

          e. The name of the Resulting Bank shall be "TIB BANK OF THE KEYS" until changed, as provided by law.

          f. The business of the Resulting Bank shall be that of a state banking corporation. This business shall be conducted by the Resulting Bank at its main office which shall be located at 99451 Overseas Highway, Key Largo, Florida, and at its legally established branches located in Monroe County, Florida as set forth in Attachment "A." The Directors of the Resulting Bank shall be the Directors of the Bank immediately prior to the Merger. The Directors of the Resulting Bank shall hold office until their successors are elected and have qualified.

          g. No benefit, stock option or employee stock ownership plans of the Bank shall terminate by reason of the Merger, but shall continue as the plans of the Resulting Bank; provided, however, that such plans may subsequently be amended or terminated as provided by law and further provided that any shares of stock issued pursuant to said plans subsequent to consummation of the Merger shall be shares of the Corporation.

     2.   CONVERSION, EXCHANGE AND CONSOLIDATION OF SHARES.
          ------------------------------------------------

          a. To the Corporation, in exchange for the issuance of its shares under Section 2(c) hereof, there shall be issued 1,423,288 shares of the Resulting Bank's common shares of $1.25 par value which shall represent all of the issued and outstanding common stock of the Resulting Bank.

          b. The amount and number of shares of capital stock, surplus and undivided profits of the Bank outstanding immediately before the Merger becomes effective (specifically, $20,980,000, divided by 1,423,288 shares of par value of $1.25 each, surplus of $4,505,902 and undivided profits, including capital reserves and net of unrealized losses on available for sale securities, of $14,694,988), shall be increased by the amount, and the number of shares of capital stock, surplus and undivided profits of the Interim outstanding immediately before the Merger becomes effective (specifically, $10.00 divided into one share of the par value of $1.25 each, surplus of $7.50, and undivided profits or capital reserves of $1.25), with the effect that the amount and number of shares of the capital stock, surplus and undivided profits of the Resulting Bank outstanding upon completion of the Merger shall be equal to the aggregate amount and the aggregate number of shares of capital stock, surplus and undivided profits of the Bank and the Interim combined immediately before the Merger; adjusted, however, for normal earnings, expenses, and stock dividends of the Bank after March 31, 1996 and prior to the time the Merger becomes effective, and the immediate redemption and cancellation of the stock used to capitalize the Interim, specifically one share of $1.25 par value common stock, at an aggregate price of $10.00.

          c. Each holder of common stock of the Bank will be entitled to receive one (1) share of the Corporation stock for each share of the Bank stock held by them on the effective date of the Merger. As soon as is practicable after the effective date of the Merger, stock certificates representing common stock of the Bank issued and outstanding prior to the effective date may be surrendered to the Corporation in exchange for a certificate representing the requisite number of shares of the Corporation to which each holder is entitled. Until so exchanged after the effective date, each certificate nominally representing common stock of the Bank prior to the effective date shall, for all corporate purposes, be deemed to evidence ownership of the number of shares of the Corporation which the holder would be entitled to receive upon its surrender to the Corporation.

          d. At the discretion of the Board of Directors of the Bank, dividends may or may not be paid during the period beginning at the date of this Merger Agreement and ending with the consummation of the Merger.

     3.   NECESSARY APPROVALS. This Merger Agreement shall be submitted to the
          -------------------
shareholders of the Bank and the Interim for adoption at separate meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of the Bank and the Interim. The Bank and the Interim shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals, in the taking of any other action, and in the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided; including, without being limited to, the preparation and submission of an application to the Florida Department of Banking and Finance for approval of the Merger under the provisions of the laws of the State of Florida. The consummation of the Merger shall be subject to the approval of the transaction by the shareholders of the Bank and the Interim and the Florida Department of Banking and Finance and the Federal Deposit Insurance Corporation.

     4.   RIGHTS OF DISSENTING SHAREHOLDERS. Any shareholder of the Bank who
          ---------------------------------
votes against the Merger at the meeting of shareholderS of the Bank held for the purpose of considering this Merger Agreement or who gives notice in writing at or prior to such meeting of shareholders of the Bank that he dissents from the Merger, and who otherwise complies with the requirements of Section 658.44 of the Florida statutes, shall be entitled to receive cash as provided in Section
658.44 of the Florida Statutes from the Resulting Bank, if and when the Merger is consummated. (A copy of the relevant portions of Section 658.44 of the Florida Statutes is attached hereto as "Addendum II.")

     5.   CONDITIONS PRECEDENT. Consummation of the Merger contemplated by this
          --------------------
Merger Agreement is conditioned upon the satisfaction of the following conditions:

          a. adoption of this Merger Agreement by the affirmative vote of the shareholders, both of the Bank and the Interim, owning at least a majority of the outstanding capital stock of each, and who are entitled to vote thereon at the meetings of such shareholders to be held for such purpose;

          b. the Florida Department of Banking and Finance and the Federal Deposit Insurance Corporation shall have approved the merger of the Interim into the Bank;

          c. the Board of Governors of the Federal Reserve System shall have approved the application of the Corporation to become a bank holding company by reason of its acquisition of all of the outstanding Bank stock;

          d. the expiration of the review period of the United States Department of Justice; and

          e. at the time of the mailing of the Bank's proxy statement to its shareholders and thereafter through the Closing, the Corporation stock to be received by the Bank shareholders shall be the subject of an effective registration statement under the Securities Act of 1933 and shall be duly registered or qualified under the securities laws of all states in which such registration or qualification is required, or the Corporation stock shall be exempt from the registration requirements of such federal or state laws; (f) Corporation and the Bank shall have received at the Closing an opinion from Holland & Knight in form and substance satisfactory to the Corporation and the Bank to the effect, in general, that:

               (i)    The Reorganization will qualify as a reorganization under
                      Section 368(a)(1)(A) of the Internal Revenue Code by reason of Section 368(a)(2)(E) thereof;

               (ii) No gain or loss will be recognized by the holders of the Bank stock on the conversion of such shares into the Corporation stock;

               (iii) The cost basis of the Corporation stock received in the Reorganization by holders of the Bank stock will generally be the same as their cost basis in the Bank stock exchanged therefor;

               (iv) The holding period of the Corporation stock received will include the period during which the Bank stock exchanged therefor was held, provided the Bank stock was held as a capital asset;

               (v) No gain or loss will be recognized by the Bank, the Corporation or the Interim as a result of the Reorganization; and

               (vi) Cash received by the Bank shareholders exercising their dissenters' rights and receiving cash in exchange for their Bank stock pursuant to a dissenter's proceeding, will be treated as having been received as a taxable redemption of their Bank stock, subject to the provisions of Section 302 of the Internal Revenue Code.

     6.   TERMINATION OF MERGER. This Merger Agreement may be terminated and
          ---------------------
abandoned by the Bank at any time prior to the date the Merger becomes effective, whether before or after any shareholder action in the event of the occurrence of any one or more of the following circumstances which in the sole judgment of the Bank's Board of Directors, makes the Merger undesirable for the Bank and its shareholders:

          a. The holders of more than 10% of the outstanding shares of Bank stock dissent from the Merger;

          b. Any act, suit, proceeding or claim relating to the Merger is instituted before any court or administrative body or threatened to be instituted before such court or body; or

          c. For any other reason the consummation of the Merger is deemed inadvisable in the opinion of the Bank's Board of Directors.

Upon termination, as provided in this section, this Merger Agreement shall be void and of no further effect, and there shall be no liability by reason of this Merger Agreement or the termination thereof on the part of the Bank, the Interim or the Corporation, or on the directors, officers, employees, agents or shareholders of any them.

     7.   DIRECTORS. The name and address of each director who is to serve as a
          ---------
director of the Resulting Bank, until the next meeting of shareholders at which directors are elected, is as follows:

          B.G. Carter                                   William Eldon Chasteen
          Long Ben Lane                                 127 Harbor View Drive
          Cudjoe Key, Florida 33042                     Tavernier, Florida 33070

          Armando J. Henriquez                          James R. Lawson, III
          3615 Sunrise Drive                            122 East Shore Drive
          Key West, Florida 33040                       Key Largo, Florida 33037

          Edward V. Lett                                Scott A. Marr
          87465 Old Highway, #225                       496 Caribbean Drive
          Islamorada, Florida 33036                     Key Largo, Florida 33037

          Derek D. Martin-Vegue                         W. Kenneth Meeks
          2020 Manor Lane                               Pen Key Club
          Marathon, Florida 33050                       Islamorada, Florida 33036

          Joseph H. Roth, Jr.                           Richard J. Williams
          88181 State Road, #E-33                       Williams Drive
          Islamorada, Florida 33036                     Islamorada, Florida 33036


     8.   EXECUTIVE OFFICERS. Upon the Merger becoming effective, the executive
          ------------------
officers of the Resulting Bank shall be as follows:

          W. KENNETH MEEKS - Chairman of the Board
          EDWARD V. LETT - President and Chief Executive Officer
          DANIEL W. TAYLOR - Executive Vice President


     9.   EFFECTIVE DATE. Subject to the terms and upon satisfaction of all
          --------------
requirements of law and the conditions specified in this Merger Agreement, the Merger shall become effective at the time specified in the certificate of the Florida Department of Banking and Finance approving the Merger.


                             [SIGNATURES OMITTED]

                                 ATTACHMENT A

                             TIB BANK OF THE KEYS
                               BRANCH LOCATIONS


1.   Key Largo Bayside, 10330 Overseas Highway, Key Largo, Florida 33037

2.   Tavernier, 91980 Overseas Highway, Tavernier, Florida 33037

3.   Islamorada, 80900 Overseas Highway, Tavernier, Florida 33037

4.   Marathon Shores, 11401 Overseas Highway, Marathon Shores, Florida 33052

5.   Marathon, 2315 Overseas Highway, Marathon, Florida 33050

6.   Big Pine Key, Mile Marker 30.4, Big Pine Key, Florida 33043

7.   Key West, 330 Whitehead Street, Key West, Florida 33041

8.   Searstown Key West, 3322 N. Roosevelt Blvd., Key West, Florida 33040

                                 ATTACHMENT B

                       RIGHTS OF DISSENTING SHAREHOLDERS

658.44 APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS.--

     (1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

     (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

     (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

     (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

     (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

     (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

     (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

     (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

     (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

     (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

     (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

     (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

     (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companieerger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0831 of the Florida Business Corporation Act provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that such a provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability set forth in the Act, and (iv) for transactions from which the director derived an improper personal benefit.
Article 6 of the Registrant's Articles of Incorporation contains a provision eliminating or limiting the personal liability of a director of the Registrant to the fullest extent authorized by the Florida Business Corporation Act.

     In addition, Section 607.0850 of the Florida Business Corporation Act provides for indemnification of directors and officers of the Registrant for liability and expenses reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding in which they may become involved by reason of being a director or officer of the Registrant. Indemnification is permitted if the director or officer acted in a manner which he believed in good faith to be in or not opposed to the best interests of the Registrant and, with respect to, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. Article 8 of the Registrant's Articles of Incorporation contains a provision providing for the indemnification of officers and directors and advancement of expenses to the fullest extent authorized by the Florida Business Corporation Act.

     The Registrant maintains directors and officers liability insurance which insures against liabilities that directors and officers of the Registrant may incur in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The documents as set forth on the Exhibit Index on page II-5 are incorporated herein by reference, and such documents are filed as exhibits to this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     (a)    The undersigned Registrant hereby undertakes as follows:

            (1) Prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form.

            (2)  That every prospectus (i) that is filed pursuant to paragraph
                 (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

     (b)    The undersigned Registrant hereby undertakes as follows:

            (1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c)    The undersigned Registrant hereby undertakes as follows:

            (1) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Key West, State of Florida, on April 23, 1996.

                            TIB FINANCIAL CORP.


                            By: /s/ Edward V. Lett
                               --------------------------------------
                                    Edward V. Lett, President

                               POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Edward V. Lett and W. Kenneth Meeks, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                                    Title                          Date
- ---------                                    -----                          ----
 /s/ Edward V. Lett                 Director, President and                April 23, 1996
- --------------------------------
Edward V. Lett                      Principal Executive Officer;
                                    Principal Financial and
                                    Accounting Officer


 /s/ W. Kenneth Meeks               Director and Chairman                  April 23, 1996
- --------------------------------
W. Kenneth Meeks


 /s/ B.G. Carter                    Director                               April 23, 1996
- --------------------------------
B.G. Carter

 /s/ William E. Chasteen            Director                               April 23, 1996
- --------------------------------
William E. Chasteen


 /s/ Armando J. Henriquez           Director                               April 23, 1996
- --------------------------------
Armando J. Henriquez


 /s/ James R. Lawson, III           Director                               April 23, 1996
- --------------------------------
James R. Lawson, III


 /s/ Scott A. Marr                  Director                               April 23, 1996
- --------------------------------
Scott A. Marr


 /s/ Derek D. Martin-Vegue          Director                               April 23, 1996
- --------------------------------
Derek D. Martin-Vegue


 /s/ Joseph H. Roth, Jr.            Director                               April 23, 1996
- --------------------------------
Joseph H. Roth, Jr.


 /s/ Richard J. Williams            Director                               April 23, 1996
- --------------------------------
Richard J. Williams

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.                         Description                                   Sequential Page
- -----------                         -----------                                   ---------------
2.1                   Agreement and Plan of Merger
                      (Incorporated by reference from Exhibit A
                      attached to the Proxy Statement/Prospectus
                      included in this Registration Statement)

3.1                   Articles of Incorporation

3.2                   Bylaws

4.1                   Specimen Stock Certificate

5.1 Opinion of Holland & Knight as to legality of the securities being registered

8.1 Form of opinion of Holland & Knight as to tax aspects of the transaction

10.1                  Employment Contract between Edward V. Lett and
                      TIB Bank of the Keys

10.2                  401(K) Savings and Employee Stock Ownership Plan

10.3                  Employee Incentive Stock Option Plan

24.1                  Consent of Holland & Knight (included in Exhibit 5.1)

99.1                  Form of Proxy